Exhibit 10.2

ENERNOC, INC.

SEVERANCE AGREEMENT

This Severance Agreement is made as of the 22 day of April, 2013 by and between EnerNOC, Inc., a Delaware corporation (the “Company”), and Neil Moses (the “Employee”).

WHEREAS, the Employee currently serves as an executive of the Company; and

WHEREAS, the Company and the Employee desire to provide for severance arrangements for the Employee under certain circumstances as of the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1. “Accrued Base Compensation”: all amounts of compensation for services rendered to the Company that have been earned or accrued through the date of the Employee’s termination of employment but that have not been paid as of such date including (i) Base Salary, (ii) reimbursement for reasonable and necessary business expenses incurred by the Employee on behalf of the Company during the period ending on such date, and (iii) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (i) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Employee.

1.2. “Agreed Bonus Target”: shall mean the bonus target amount as established from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

1.3. “Base Salary”: shall mean the Employee’s base compensation per annum as established by the Compensation Committee.

1.4. “Cause”: (i) willful failure to perform, or gross negligence in the performance of, the Employee’s duties for the Company or any of its affiliates; (ii) knowing and material breach by the Employee of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) the Employee’s breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) the Employee’s conviction of, or plea of nolo contendere to, a felony (other than felonies vehicular in nature) or any other crime involving moral turpitude; provided, however that with respect to the grounds set forth in Section 1.4(i), Cause shall not be deemed to exist until the Employee has been given written notice of the facts or circumstances allegedly constituting such grounds and, where reasonably subject to cure, thirty (30) days to cure.

1.5. “Good Reason”: (i) a substantial reduction in the Employee’s then current base salary, without the Employee’s consent; or (ii) material and continuing diminution of the Employee’s title or the Employee’s responsibilities, duties and authority in the operation and management of the Company as compared to such title or responsibilities, duties and authority on the Effective Date, without the Employee’s consent.

1.6. “Change of Control”: (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company or (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

1.7. “Disability”: a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties with the Company for six consecutive months.

1.8. “Effective Date”: shall be April 22, 2013

1.9. “Severance Compensation”: 100% of the Employee’s Base Salary on the effective date of termination and the Agreed Bonus Target in effect on the effective date of termination.

1.10. “Stock Award”: shall mean any grant of equity under the Company’s 2007 Employee, Director and Consultant Stock Plan or any subsequent stock plan of the Company.

2. Payments upon Termination.

2.1. If the Company terminates the Employee’s employment without Cause, or the Employee terminates his or her employment with Good Reason, the Company will pay the Employee, on the date of termination, his Accrued Base Compensation as of the termination date and an amount equal to his Severance Compensation in twelve (12) equal monthly installments in arrears, commencing on the Release Effective Date (defined below). The Company’s obligation to make such payments and any payments required under Section 2.3 shall cease upon the Employee’s material breach of any written agreement between the Company and the Employee or of any written policy of the Company by which the Employee is bound, if such breach causes or is likely to cause material harm to the Company. In addition, in the event of such termination without Cause or if the Employee terminates for Good Reason, then to the extent Employee holds Stock Awards subject to future performance vesting in the Company, such performance vesting Stock Awards shall remain in effect for a period of six months following the Employee’s termination and the Employee will vest with respect to such performance based Stock Awards if such performance-based vesting criteria are achieved within six (6) months from the date of Employee’s termination. In the event that any such performance-based Stock Awards that vest during the six month period includes performance-based options, the Employee will have three (3) months from the date of being notified of the vesting of such performance based options to exercise such options. At the end of such three (3) month period, such options shall terminate. In the event that the Employee has any Stock Awards that vest based on time, if the Company terminates the Employee’s employment without Cause, or the Employee terminates his employment with Good Reason, then the vesting of such time-based Stock Awards shall be accelerated by six months as of the date of such termination and the Employee shall have three months from the termination date to exercise any such time-based Stock Awards which are stock options.

2.2. If the Company terminates the Employee’s employment at any time for Cause, or upon the Employee’s death or Disability, the Company will pay the Employee his Accrued Base Compensation and will have no obligation to pay Severance Compensation.

2.3. Upon any termination of the Employee’s employment with the Company to which Section 2.1 applies, the Company shall maintain the benefits that the Employee is receiving as of the termination date for a period of twelve (12) months unless earlier terminated pursuant to Section 2.1 and shall take such measures as are permissible under its medical, life, and disability insurance and any other employee benefit plans or programs to continue coverage or reimbursement for the Employee (and the Employee’s family, if applicable), through COBRA or any state health care continuation law, if applicable, on the same terms (including any required contribution by the Employee) as immediately prior to such termination. If it is not permissible to continue any such coverage under any such insurance plans, the Company will pay the Employee, as additional severance compensation, such amount, net of state and federal income taxes payable by the Employee with respect thereto, as will be sufficient for the Employee to obtain such insurance coverage on an individual basis assuming that the Employee (and each member of the Employee’s family who is to be covered) is a “standard risk” for insurance purposes and any such severance payments shall be made at the same time as the severance payments to be made under Section 2.1.

3. Change of Control. In the event of a Change of Control in which the Company is valued at equal to or greater than $75 million, the vesting schedule set forth in each outstanding Stock Award shall, on the date of the Change of Control, be accelerated such that all (100%) of the Employee’s Stock Awards subject to future vesting shall become vested on the closing of such event.

4. Mutual Release. As a condition precedent of the effectiveness of Sections 2.1 and 2.3, the Employee must furnish the Company (and vice versa) an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (the “Release”) within the time period specified in the Release, but no later than 60 days following Employee’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder) (a “Separation from Service”), and allowing the Release to become effective in accordance with its terms. The date on which the Release is executed by the Employee and can no longer be revoked is the “Release Effective Date.” Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”), and the period during which the Employee may sign the Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

5. Employee Agreement. The Employee agrees that his Employee’s Invention, Non-Competition and Non-Disclosure Agreement (a copy of which is attached hereto) is in full force and effect on the date hereof and is not modified or terminated by any provision of this agreement. This agreement is referred to in the Mutual Release as “the Employee Agreement.”

6. Miscellaneous.

6.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Middlesex or Suffolk Counties in the Commonwealth of Massachusetts, and each party herby consents to the jurisdiction of such courts.

6.2. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.3. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

6.4. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior severance agreements and amendments (whether written or oral) between the parties. The Employee acknowledges and agrees that neither the Company, nor anyone acting on its behalf has made, and in executing this Agreement the Employee has not relied upon, any representations, promises, or inducements except to the extent the same is expressly set forth herein.

7. 409A Compliance. The parties intend for the Severance Compensation and other benefits provided under this Agreement to be exempt from the provisions of Section 409A, and the Agreement is to be construed and interpreted accordingly. Each installment of severance pay or benefits under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2). Any severance pay or benefits under this Agreement that are deferred compensation under Section 409A will only be paid if the Employee’s termination of employment is also a Separation from Service. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of the Employee’s termination, he is deemed to be a “specified employee” of the Company within the meaning of Section 409A, then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which the Employee may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the Employee’s termination of employment, at which time he shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to the Employee under the terms of this Agreement.

8. 280G. If any payments and benefits provided under this Agreement or any other agreement (the “Benefits”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Benefits payments shall be adjusted so that it would equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Benefits payments that would result in no portion of the Benefits payments being subject to the Excise Tax or (y) the total Benefits payments, whichever amount of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Employee, on an after-tax basis, of the greater amount of the Benefits payments notwithstanding that all or some portion of the Benefits payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefits payments equals the Reduced Amount, reduction shall occur in the order determined by the Employee at the time of the transaction.

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IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement effective as of the date first mentioned above.

ENERNOC, INC.

By:	/s/ Timothy Healy
Duly authorized by the Board of Directors

/s/ Neil Moses
Employee Signature

Neil Moses
Printed Name of Employee

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